UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  February 14, 2012

Skinny Nutritional Corp.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-51313

Nevada	88-0314792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three Bala Plaza East, Suite 101
Bala Cynwyd, PA 19004
(Address and zip code of principal executive offices)

(610) 784-2000
(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Skinny Nutritional Corp. (“Skinny” or the “Company”) entered into an exclusive Product Manufacturing and Distribution Agreement (the “Agreement”) with CliffStar, LLC (the “Manufacturer”), a subsidiary of Cott Corporation, on February 14, 2012, which is effective as of January 31, 2012.

Subject to the terms and conditions of the Agreement, Skinny granted Manufacturer an exclusive, non-transferable, limited right and license to use the Skinny Water trademark, including the right to sub-license, solely upon and in connection with the development, production, processing, packaging, storage, distribution, and sale of the Company’s Skinny Water products and other products which it may develop in the future. The territory covered by the Agreement is the United States and Canada. The Agreement also provides that in the event that Skinny desires to distribute products outside of the territory, Manufacturer shall have a right of first refusal to negotiate in good faith amendments to the Agreement as may be necessary or appropriate for Manufacturer to produce and/or distribute products in such additional locations.

Under the Agreement, Skinny shall be solely responsible for all marketing, promotion, customer relations (except and to the extent specifically provided otherwise in the Agreement) and other activities related to the sale of the products. Further, under the Agreement, the parties intend for Manufacturer to become responsible for sourcing, purchasing, maintaining inventory and otherwise providing all ingredients required for the manufacture of the products following a transition period. However, until such time as Manufacturer is prepared to source directly any or all other ingredients of the products, Manufacturer will continue to obtain such ingredients from Skinny. Additionally, the parties intend for Manufacturer to become responsible for providing all packaging materials, including but not limited to labels, necessary for the production and shipment of the products following a transition period. Until such time as Manufacturer is prepared to source directly any or all packaging materials for the products, it will obtain such packaging materials from Skinny and Skinny will source the product containers at its sole expense.

The Agreement also provides that in connection with sales to Wal-Mart only (unless the parties otherwise expressly agree in writing) Manufacturer shall be responsible for the delivery of Products, invoicing and collection of receivables from Wal-Mart and shall pay to Skinny royalties derived from such sales. Skinny will remain be responsible for all other product distribution and sales at its sole cost and expense.

The Agreement commenced as of the effective date of January 31, 2012 and will continue until terminated by either party on 36 months prior written notice. However, either party may sooner terminate the agreement upon written notice, with a right to cure, if the other party is in default under the Agreement. Further, the Company has the right to immediately terminate the Agreement upon written notice in the event of a material breach, as defined in the Agreement, by Manufacturer. In the event of a termination for default or material breach, the Company will buy from Manufacturer all finished product inventory and concentrate. In addition, either party may terminate the Agreement upon the occurrence of any event or circumstance that it considers to constitute an imminent danger to the health and safety of the public. If Manufacturer terminates the Agreement based on such reason, Skinny shall also be required to purchase finished product inventory and concentrate. Further, Manufacturer may dispose or sell product on hand during a 90 day period following the expiration of the Agreement at the end of its term. The agreement provides for customary covenants by both parties regarding insurance and indemnification matters.

The foregoing summary of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and is qualified in its entirety by, the Agreement, which the Company anticipates will be filed, subject to a request for confidential treatment for portions thereof, as an exhibit to the Company’s annual report on Form 10-K for the year ending December 31, 2011.

Item 8.01	Other Events.

On February 21, 2012, the Company issued a press release announcing its entry into the Agreement. A copy of this press release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibit.

The following exhibits are attached to this Form 8-K:

(d)	Exhibit No.	Description
	99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Skinny Nutritional Corp.

By: /s/ Michael Salaman
Name: Michael Salaman
Title: Chief Executive Officer
Date: February 21, 2012

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release